AGREEMENT OF JOINT FILING

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby confirm the agreement by and among them to the joint filing on behalf of them of a Statement on Schedule 13D and any and all amendments thereto, with respect to the securities of Health-Chem Corporation and that this Agreement be included as an Exhibit to such filing. The undersigned acknowledge that each shall be responsible for the timely filing of such statement and any amendments thereto, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that it knows or has reason to believe that such information is inaccurate.

ANDY E. YUROWITZ

By:	/s/ Andy E. Yurowitz

GAIA PHARMACEUTICALS, LLC

By:	/s/ Andy E. Yurowitz
Andy Yurowitz, Sole Owner and Managing Member